Exhibit 99.1

Date: November 17, 2008

For Release:	Immediately
Refer to:	Mark E. Taylor (317) 276-5795 (Lilly)
Andrew Fisher (202) 483-7000 (United Therapeutics)

Lilly Licenses U.S. Rights for Tadalafil PAH Indication to United Therapeutics

Lilly Takes $150 Million Equity Stake in United Therapeutics

Companies Also Sign Manufacturing and Supply Agreement

United Therapeutics Conference Call to be Held at

9:00 a.m. Eastern Time on November 17, 2008

INDIANAPOLIS, IN and SILVER SPRING, MD – Eli Lilly and Company (NYSE:LLY) and United Therapeutics Corporation (NASDAQ:UTHR) today announced that the two companies have entered into a license and a supply agreement related to the U.S. commercialization rights for the pulmonary arterial hypertension (PAH) indication of Lilly’s molecule, tadalafil. The PAH indication is currently under regulatory review in the United States, Canada, Mexico, Japan and the European Union.

Under the terms of the agreements, United Therapeutics will make an upfront payment of $150 million to Lilly for the exclusive rights to commercialize tadalafil for PAH in the United States, as well as for a product manufacturing and supply arrangement. Lilly will manufacture and supply tadalafil to United Therapeutics and will retain authority globally for all regulatory, development, intellectual property and manufacturing aspects of the tadalafil molecule for all potential indications. Lilly will also retain commercialization rights to tadalafil for PAH outside of the U.S. In addition, Lilly will purchase $150 million of common stock from United Therapeutics. The transaction is subject to clearance of the stock purchase under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

“United Therapeutics brings substantial expertise and passion to the treatment of patients with PAH and will be an excellent partner for this product,” commented Dr. Gwen G. Krivi, Ph.D., vice president of Lilly Research Labs and global brand development platform leader for Lilly. “Their experience in this field will greatly enhance the ability to provide tadalafil for PAH, if approved, as a new therapeutic option for this very serious disease.  We are also pleased to make a financial investment in a promising and profitable biotechnology company.  The collaboration with United Therapeutics adds to the success of Lilly’s networking strategy.”

“The addition of tadalafil for PAH expands our portfolio and strengthens United Therapeutics’ position in the area of cardiovascular disease,” said Martine Rothblatt, Ph.D, chairman and chief executive officer of United Therapeutics. “Building upon the success of Remodulin, we are committed to addressing the unmet medical needs of patients. We also welcome the support and confidence expressed by Lilly through their financial investment in our company.”

United Therapeutics Conference Call

United Therapeutics will hold a one hour teleconference on Monday, November 17, 2008, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing (800) 603-1777, with international callers dialing (706) 679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing (800) 642-1687, with international callers dialing (706) 645-9291, and using access code 74119757.  This teleconference is also being web cast and can be accessed via United Therapeutics’ website at http://ir.unither.com/events.cfm.

About Pulmonary Arterial Hypertension

Pulmonary arterial hypertension (PAH) is a rare blood vessel disorder of the lung in which the pressure in the pulmonary artery (the blood vessel that leads from the heart to the lungs) rises above normal levels.  It is a severe, chronic and life threatening disease.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.  [uthr-g]

About Lilly

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information

– for some of the world’s most urgent medical needs.  Additional information about Lilly is available at www.lilly.com.  C-LLY

This news release contains forward-looking statements.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review processes and other governmental regulation, United Therapeutics’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in Lilly’s and United Therapeutics’ most recent filings with the Securities and Exchange Commission. Neither Lilly nor United Therapeutics undertakes any duty to update forward looking statements.

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